Exhibit 99.1

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595 S. Federal Highway, Suite 500, Boca Raton, Florida 33432 • 561/208-7200

FOR IMMEDIATE RELEASE	SYMBOL: DEVC
June 14, 2006	TRADED: Nasdaq

DEVCON SIGNS LETTER OF INTENT TO SELL ITS CONSTRUCTION OPERATIONS FOR

APPROXIMATELY $12.2 MILLION IN VALUE

Boca Raton, Fla, June 14, 2006 - Devcon International Corp. (NASDAQ: DEVC) announces that it has executed a letter of intent to sell certain subsidiaries and net assets that collectively comprise the Company’s Construction Division, in a transaction valued at approximately $12.2 million, to a private investment group led by The Symonette Group. The transaction is subject to the negotiation and execution of a definitive agreement. Based upon the agreed purchase price, the Company currently anticipates it will be recording an additional pre-tax impairment charge of approximately $2.6 million during the second quarter of 2006 related to the assets being disposed. If this transaction is consummated, then, through a series of transactions, Devcon will have realized approximately $42.8 million in value to date from its Construction and Materials operations. These amounts have been or will be redeployed into security services. Upon completion of this transaction only one significant materials operation remains — Devcon’s St. Martin/Sint Maarten materials operation.

Stephen J. Ruzika, Devcon President and CEO, stated, “This transaction, when closed, will substantially complete Devcon’s transformation into a security services company, in addition to supplying us with valuable additional cash resources.” Mr. Ruzika added, “The Symonette Group is a fine buyer for this operation as it has ample resources and a seasoned management team who have a successful track record in operating construction- related businesses. This combination means our customers and employees are being placed in good hands and will be well-served in the years ahead.”

“We look forward to returning Devcon to its roots as an island-based marine and heavy construction builder. The island-based investment group is well- positioned to take advantage of the many opportunities that exist,” said Jon D. Chellgren, President Designate of the acquiring entity.

The Symonette Group’s Managing Director, W. Blake Loveless, commented that, “The Symonette Group and its partners are pleased to become a part of the Devcon tradition in the Caribbean, and look forward to the growth potential presented by this unique opportunity.”

About Devcon

Devcon has three operating divisions. The Security Division provides electronic security services to commercial and residential customers in selected markets. The Construction Division dredges harbors, builds marine facilities, constructs golf courses and prepares residential, commercial and industrial sites, primarily in the Bahamas and the eastern Caribbean. The Materials Division produces and distributes crushed stone, ready-mix concrete and concrete block in the eastern Caribbean with principal operations on St. Maarten in the Netherlands Antilles and on St. Martin in the French West Indies.

About The Symonette Group

The Symonette Group is a privately held investment holding company based in the Bahamas. Its focuses are private equity and venture capital investing, in addition to advising international firms investing in the Caribbean. The group has a long and positive investment history, with a diverse wealth of experience across many sectors.

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Forward-Looking Statements

This press release may contain statements, which are not historical facts and are considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements contain projections of Devcon’s future results of operations, financial position or state other forward-looking information. In some cases you can identify these statements by forward- looking words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “should,” “will,” and “would” or similar words. You should not rely on forward-looking statements because Devcon’s actual results may differ materially from those indicated by these forward-looking statements as a result of a number of important factors. These factors include, but are not limited to: general economic and business conditions; the Company’s business strategy for expanding the Company’s presence in the security services industry; anticipated trends in the Company’s financial condition and results of operation; the impact of competition and technology change; existing and future regulations affecting the Company’s business, and other risks and uncertainties discussed under the heading “Risk Factors” in Devcon’s Annual Report on Form 10-K for the period ended December 31, 2005, Devcon’s Quarterly Report on Form 10-Q, Devcon’s Current Reports on Form 8-K and other reports Devcon files from time to time with the Securities and Exchange Commission. Devcon does not intend to and undertakes no duty to update the information contained in this press release.

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FOR MORE INFORMATION:	Stephen J. Ruzika, President and CEO Devcon International Corp. 561/208-7200